Term Sheet To product supplement AZ dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Term Sheet No. 1497AZ Registration Statement No. 333-162195 Dated April 10, 2012 Rule 433
Deutsche Bank AG
Structured Investments	Deutsche Bank $ Capped Knock-Out Notes Linked to the Performance of Brent Crude Futures Contracts due October 18, 2012
General
•
The notes are designed for investors who seek a return at maturity linked to the performance of the nearby month’s brent crude futures contract (the “Underlying Commodity”). Investors will not receive any coupon payments and should be willing to lose up to 100% of their investment if the Final Price declines by more than 15.00% from the Initial Price on the Final Valuation Date. If the Final Price does not decline from the Initial Price by more than 15.00% on the Final Valuation Date, investors will be entitled to receive a return on their investment equal to the greater of (a) the Contingent Minimum Return and (b) the Commodity Return, subject to the Maximum Return. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing October 18, 2012†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about April 13, 2012 (the “Trade Date”) and are expected to settle on or about April 18, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying Commodity:	The nearby month’s brent crude futures contract traded on the IntercontinentalExchange (“ICE”) (Bloomberg: CO1 <Comdty>)
Knock-Out Event:	A Knock-Out Event occurs if the Final Price has decreased, as compared to the Initial Price, by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	15.00%. The actual Knock-Out Buffer Amount will be determined on the Trade Date, and will not be less than 15.00%.
Knock-Out Price:	85.00% of the Initial Price. The actual Knock-Out Price will be determined on the Trade Date, and will not be greater than 85.00% of the Initial Price.
Contingent Minimum Return:	7.15%. The actual Contingent Minimum Return will be determined on the Trade Date, and will not be less than 7.15%.
Maximum Return:	8.00%. The actual Maximum Return will be determined on the Trade Date, and will not be less than 8.00%.
Payment at Maturity:
•  If a Knock-Out Event has occurred (meaning the Final Price is less than the Knock-Out Price), you will be entitled to receive a cash payment at maturity that will fully reflect the negative performance of the Underlying Commodity. Accordingly, your Payment at Maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + ($1,000 x Commodity Return)
If a Knock-Out Event has occurred, you will lose at least 15.00%, and could lose all, of your investment at maturity.
•  If a Knock-Out Event has not occurred (meaning the Final Price is not less than the Knock-Out Price), you will be entitled to receive a cash payment at maturity that will reflect the performance of the Underlying Commodity, subject to the Contingent Minimum Return and the Maximum Return. If a Knock-Out Event has not occurred, your Payment at Maturity per $1,000 Face Amount of notes will be calculated as follows:

$1,000 + ($1,000 x the greater of (a) the Contingent Minimum Return and (b) the Commodity Return, subject to the Maximum Return)
Commodity Return:	The performance of the Underlying Commodity from the Initial Price to the Final Price, calculated as follows:
Final Price – Initial Price
Initial Price
The Commodity Return may be positive, zero or negative.
Initial Price:	The official settlement price on the Trade Date per barrel of Brent Blend Crude Oil on ICE of the May 2012 futures contract stated in U.S. dollars, as made public by ICE.
Final Price:	The official settlement price on the Final Valuation Date per barrel of Brent Blend Crude Oil on ICE of the November 2012 futures contract stated in U.S. dollars, as made public by ICE.
Final Valuation Date†:	October 15, 2012
Maturity Date††:	October 18, 2012
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	2515A1 J4 4 / US2515A1J440
† Subject to postponement as described under “Description of Securities – Adjustments to Valuation and Payment Dates” in the accompanying product supplement.
††Subject to postponement as described under “Description of Securities – Adjustments to Valuation and Payment Dates” and acceleration as described under “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$5.00	$995.00
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $995.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
JPMorgan
Placement Agent
April 10, 2012

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with product supplement AZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AZ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200186/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment at Maturity on the Notes Assuming a Range of Performances for the Underlying Commodity?

The following table illustrates a range of hypothetical Payments at Maturity on the notes. The table and the examples below assume an Initial Price of $125.00, a Knock-Out Buffer Amount of 15.00%, a Knock-Out Price of $106.25, equal to 85.00% of the hypothetical Initial Price, a Contingent Minimum Return of 7.15% and a Maximum Return of 8.00%. The actual Initial Price, Knock-Out Buffer Amount, Knock-Out Price, Contingent Minimum Return and Maximum Return will be determined on the Trade Date.  The results set forth below are for illustrative purposes only. The actual return on the notes will be based on the Commodity Return and whether or not a Knock-Out Event occurs.  The numbers appearing in the table and examples below have been rounded for ease of analysis.

		A Knock-Out Event Does Not Occur		A Knock-Out Event Does Occur
Hypothetical Final Price	Commodity Return	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
$250.00	100.00%	8.00%	$1,080.00	N/A	N/A
$237.50	90.00%	8.00%	$1,080.00	N/A	N/A
$225.00	80.00%	8.00%	$1,080.00	N/A	N/A
$212.50	70.00%	8.00%	$1,080.00	N/A	N/A
$200.00	60.00%	8.00%	$1,080.00	N/A	N/A
$187.50	50.00%	8.00%	$1,080.00	N/A	N/A
$175.00	40.00%	8.00%	$1,080.00	N/A	N/A
$162.50	30.00%	8.00%	$1,080.00	N/A	N/A
$150.00	20.00%	8.00%	$1,080.00	N/A	N/A
$137.50	10.00%	8.00%	$1,080.00	N/A	N/A
$135.00	8.00%	8.00%	$1,080.00	N/A	N/A
$134.38	7.50%	7.50%	$1,075.00	N/A	N/A
$133.94	7.15%	7.15%	$1,071.50	N/A	N/A
$131.25	5.00%	7.15%	$1,071.50	N/A	N/A
$128.13	2.50%	7.15%	$1,071.50	N/A	N/A
$125.00	0.00%	7.15%	$1,071.50	N/A	N/A
$112.50	-10.00%	7.15%	$1,071.50	N/A	N/A
$106.25	-15.00%	7.15%	$1,071.50	N/A	N/A
$100.00	-20.00%	N/A	N/A	-20.00%	$800.00
$87.50	-30.00%	N/A	N/A	-30.00%	$700.00
$75.00	-40.00%	N/A	N/A	-40.00%	$600.00
$62.50	-50.00%	N/A	N/A	-50.00%	$500.00
$50.00	-60.00%	N/A	N/A	-60.00%	$400.00
$37.50	-70.00%	N/A	N/A	-70.00%	$300.00
$25.00	-80.00%	N/A	N/A	-80.00%	$200.00
$12.50	-90.00%	N/A	N/A	-90.00%	$100.00
$0.00	-100.00%	N/A	N/A	-100.00%	$0.00

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The price of the Underlying Commodity increases 7.50% from the Initial Price of $125.00 to a Final Price of $134.38. Because the Commodity Return is 7.50%, a Knock-Out Event has not occurred. Because the Commodity Return of 7.50% is greater than the Contingent Minimum Return of 7.15%, but is less than the Maximum Return of 8.00%, the investor receives a Payment at Maturity of $1,075.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 7.50%) = $1,075.00

Example 2: The price of the Underlying Commodity increases 20.00% from the Initial Price of $125.00 to a Final Price of $150.00. Because the Commodity Return is 20.00%, a Knock-Out Event has not occurred. Because the Commodity Return of 20.00% is greater than the Maximum Return of 8.00%, the investor receives a Payment at Maturity of $1,080.00 per $1,000 Face Amount of notes, the maximum payment on the notes, calculated as follows:

$1,000 + ($1,000 x 8.00%) = $1,080.00

Example 3: The price of the Underlying Commodity decreases 10.00% from the Initial Price of $125.00 to a Final Price of $112.50.  Because the Commodity Return is -10.00%, a Knock-Out Event has not occurred. Because the Commodity Return of -10.00% is less than the Contingent Minimum Return of 7.15%, the investor receives the Contingent Minimum Return on the notes. Accordingly, the investor receives a Payment at Maturity of $1,071.50 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 7.15%) = $1,071.50

Example 4: The price of the Underlying Commodity decreases 30.00% from the Initial Price of $125.00 to a Final Price of $87.50. Because the Commodity Return is -30.00%, a Knock-Out Event has occurred and the investor is fully exposed to the decline of the Underlying Commodity. The investor receives a Payment at Maturity of $700.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -30.00%) = $700.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The notes provide the opportunity to receive at least the Contingent Minimum Return of 7.15% and to participate in any appreciation of the Underlying Commodity at maturity, up to the Maximum Return of 8.00% on the notes if a Knock-Out Event has not occurred. The actual Contingent Minimum Return and Maximum Return on the notes will be determined on the Trade Date and will not be less than 7.15% and 8.00%, respectively. If a Knock-Out Event has not occurred, you will be entitled to receive a return at maturity equal to the greater of (a) the Contingent Minimum Return and (b) the Commodity Return, subject to the Maximum Return. If a Knock-Out Event has occurred,  you will be entitled to receive at maturity a return on the notes equal to the Commodity Return, resulting in a loss of a significant portion or all of your investment at maturity. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE NOTES – If a Commodity Hedging Disruption Event (as defined under “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the notes. The amount due and payable per $1,000 Face Amount of notes upon such early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

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TAX CONSEQUENCES —In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity of your notes, other than pursuant to a sale or exchange, and (ii) your gain or loss on the notes should be short-term capital gain or loss. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including whether short-term instruments such as the Notes should be subject to any such accrual regime; the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Underlying Commodity.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment.  The return on the notes at maturity is based on the Commodity Return and whether or not a Knock-Out Event occurs.  If a Knock-Out Event occurs, your investment will be fully exposed to any decline in the Final Price as compared to the Initial Price, and you will lose a significant portion or all of your investment in the notes.

•
THE RETURN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN – If the Final Price is greater than the Initial Price, for each $1,000 Face Amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return on the notes, which will be determined on the Trade Date and will not be less than 8.00%. Accordingly, the maximum amount payable at maturity is expected to be $1,080.00 per $1,000 Face Amount of notes. Any Payment at Maturity is subject to our ability to pay our obligations as they become due.

•	THE NOTES DO NOT PAY COUPONS – Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

•
COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — Commodity futures contracts such as the Underlying Commodity are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Underlying Commodity. The effect on the value of the notes of any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest. For example, we may become subject to position limits on commodities and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the notes and could impact the value of your notes or the amount payable to you at maturity.

•
SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The Payment at Maturity on the notes is linked exclusively to the price of brent crude futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of brent crude futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to the futures contract of a single commodity, they carry greater risk and may be more volatile than a note linked to the prices or futures contracts of multiple commodities or a broad-based commodity index.

•
THE NOTES OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO PHYSICAL COMMODITIES — The notes offer investors exposure to the price of ICE-traded brent crude futures contracts and not to the price of brent crude oil. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that reflects the return on the physical commodity.

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INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE UNDERLYING COMMODITY OR OTHER RELATED CONTRACTS — The Payment at Maturity on the notes is based on the Commodity Return and whether a Knock-Out Event occurs. The return on your notes may not reflect the return you would realize if you directly invested in the Underlying Commodity, or any exchange-traded or over-the-counter instruments based on the Underlying Commodity. You will not have any rights that holders of such commodity or instruments have.

•
PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause commodities prices to fluctuate. These factors may have a greater impact on commodities prices and commodity futures contracts than on more conventional securities and may adversely affect the performance of the Underlying Commodity and, as a result, the market value of the notes, and any payments you may receive in respect of the notes. It is possible that lower prices or increased volatility of commodities will adversely affect the performance of Underlying Commodity and, as a result, the market value of the notes.

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CHANGES IN SUPPLY AND DEMAND IN THE MARKET FOR BRENT CRUDE FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The notes are linked to the performance of futures contracts on an underlying physical commodity, brent crude oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in a nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the Initial Price and Final Price will be determined by reference to the applicable nearby month's futures contract specified herein, the value of the notes may be less than would otherwise be the case if the Initial Price and Final Price would be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITIES AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the Underlying Commodity and, therefore, the value of the notes.

•
THE NOTES MAY BE SUBJECT TO CERTAIN RISKS SPECIFIC TO BRENT CRUDE OIL AS A COMMODITY — Brent crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally, the notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include:

•  changes in the level of industrial and commercial activity with high levels of energy demand;

•  disruptions in the supply chain or in the production or supply of other energy sources;

•  price changes in alternative sources of energy;

•  adjustments to inventory;

•  variations in production and shipping costs;

•  costs associated with regulatory compliance, including environmental regulations; and

•  changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Underlying Commodity, and the market value of the notes linked to the Underlying Commodity, may offset or enhance the effect of another factor.

•
FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS —Because futures contracts on brent crude oil are the benchmark crude oil contracts in European and Asian markets, the Underlying Commodity will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the Underlying Commodity and, therefore, the notes.

•
THERE ARE CERTAIN RISKS RELATING TO THE PRICE OF THE UNDERLYING COMMODITY, AS DETERMINED BY REFERENCE TO THE OFFICIAL SETTLEMENT PRICE OF THE UNDERLYING COMMODITY AS DETERMINED BY ICE — The Underlying Commodity is traded on ICE. The price of the Underlying Commodity will be determined by reference to the official settlement price per barrel of Brent Blend Crude Oil on ICE of the nearby month’s futures contract, stated in U.S. dollars, as made public by ICE. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

•
A DECISION BY ICE TO INCREASE MARGIN REQUIREMENTS FOR BRENT CRUDE OIL FUTURES CONTRACTS MAY AFFECT THE PRICE OF THE UNDERLYING COMMODITY — If ICE increases the amount of collateral required to be posted to hold positions in the Underlying Commodity (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the Underlying Commodity to decline significantly.

•
PAST PERFORMANCE OF THE UNDERLYING COMMODITY IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying Commodity may bear little relation to the historical prices of the Underlying Commodity and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlying Commodity.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your notes, the original Issue Price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price at which Deutsche Bank AG (or its affiliates) will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) may offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – While we expect that, generally, the price of the Underlying Commodity will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the price of brent crude, and of the prices of exchange-traded futures contracts of the purchase or delivery of brent crude;

•	supply and demand trends for brent crude, and for exchange-traded futures contracts for the purchase and delivery of brent crude;

•	the time remaining to maturity of the notes;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events, especially those affecting the price of the Underlying Commodity; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions.   In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the notes by entering into commodity derivative transactions, such as over-the-counter options or futures. Such trading and hedging activities may affect commodity prices and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines.  We or our affiliates may also engage in trading in instruments linked to the Underlying Commodity on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE UNDERLYING COMMODITY TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, and the price of the Underlying Commodity to which the notes are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and the Final Valuation Date could adversely affect the price of the Underlying Commodity and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of brent crude futures contracts from January 2, 2002 through April 5, 2012. The prices of brent crude futures contracts shown in the graph below are the official settlement prices per barrel of Brent Blend Crude Oil on ICE of the nearby month's futures contract stated in U.S. dollars, as made public by ICE. You can obtain the price of the nearby month’s brent crude futures contract from the Bloomberg page “CO1 <Comdty>.” The price of the nearby month’s brent crude futures contract on April 5, 2012 was $123.43.

We obtained the information below regarding the price of the Underlying Commodity from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical performance of the Underlying Commodity should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Commodity on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying Commodity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $5.00 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.